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KPMG LLP
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San Francisco, CA 94105

Report of Independent Registered Public Accounting Firm
The Board of Directors
Wells Fargo Bank, N.A.:

We have examined the compliance of the Commercial Mortgage Servicing Group (“CMS”) of Wells Fargo Bank, N.A. (the “Company”) with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB relating to the servicing of commercial mortgage loans (excluding any loans serviced by Wells Fargo Multifamily Capital Group, a subdivision of CMS) (the “Platform”), except for servicing criteria (d)(1)(iii), (d)(3)(i)(B-D), (d)(3)(ii-iv), (d)(4)(ii), and (d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform,  as of and for the year ended December 31, 2008. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in the accompanying Management Assessment, for servicing criterion 1122(d)(3)(i)(A) of Item 1122(d) of Regulation AB, the Company has engaged various vendors to perform certain activities required by this servicing criterion. The Company has determined that none of these vendors is considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with this servicing criterion to the extent it applies to each of these vendors as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that these vendors’ activities comply in all material respects with servicing criterion 1122(d)(3)(i)(A) to the extent it applies. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for these vendors and servicing criterion 1122(d)(3)(i)(A) as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply Interpretation 17.06.

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Our examination disclosed the following material noncompliance with servicing criterion 1122(d)(4)(i), applicable to the Company during the year ended December 31, 2008:

With respect to certain commercial mortgage loans, the Company either (i) made disbursements to the applicable obligor from reserve accounts that the obligor had no right to receive under the pool asset documents or (ii) allocated monthly cash flow from the mortgaged property among reserve accounts in an order that differed from that provided in the applicable pool asset documents.  These actions resulted in shortfalls in certain reserve accounts.

In our opinion, except for the material noncompliance described above, the Company complied, in all material respects, with the aforementioned servicing criteria, including servicing criterion 1122(d)(3)(i)(A), for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2008.

We do not express an opinion or any form of assurance on Management’s Discussion and Remediation Actions stated in Management’s Assessment.

/s/ KPMG LLP

San Francisco, California
March 4, 2009